State of Delaware
Secretary of State
Division of Corporations
Delivered 02:15 PM 03/10/2015
FILED 02:13 PM 03/10/2015
SRV 150336617 - 3728635 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
FUTURA PICTURES, INC.
(a Delaware corporation)

FUTURA PICTURES, INC. a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

1. The Board of Directors of this Corporation adopted the following resolution:

    RESOLVED THAT the Corporation's Certificate of Incorporation be amended by deleting Article First of the Corporation's Certificate of Incorporation in its entirety and replacing it with the following:

    "FIRST: The name of this Corporation is IMK Group, Inc."

2. The aforesaid amendment was duly adopted in accordance with the applicable provision of Section 242 of the General Corporation Law of the State of Delaware.

3. The aforesaid amendment shall become effective on March 13, 2015.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 10th day of March, 2015.

FUTURA PICTURES, INC.

per: ______________________

Name: Rak Gu Kim
Title: Chief Financial Officer, Treasurer
and Secretary